Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Senior Dir. of Marcom, 516-677-0200 x122

VEECO COMPLETES PURCHASE OF
MANUFACTURING TECHNOLOGY INC. (MTI)

Veeco Creates Integrated Data Storage “Slider Process Equipment” Division

Woodbury, NY, October 6, 2004 – Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has completed the acquisition of Manufacturing Technology Inc. (MTI), a privately held manufacturer of slicing and dicing equipment for the data storage industry, for $9.5 million in cash. MTI is based in Ventura, California and forecasts its 2004 revenues to be approximately $10 million.  In connection with the acquisition, Veeco hired approximately 70 of MTI’s employees.

With this acquisition, Veeco has created an integrated “Slider Process Equipment” division consisting of MTI (slicing and dicing) and Aii, its precision lapping and automation business.  Veeco’s product line now includes all of the critical slider manufacturing steps controlling fly height for next generation thin film magnetic heads.

Edward H. Braun, Chairman and CEO of Veeco, commented, “The acquisition of MTI complements our broad line of solutions for the data storage industry.  Slicing is another key process step in the manufacture of thin film magnetic heads, and MTI has leading technology and the industry’s largest installed base of over 500 systems worldwide.  As the data storage industry’s largest process equipment and metrology supplier, we are ideally positioned to benefit from the emerging growth of next generation consumer electronic products with embedded storage. Hard drive growth rates forecasted for consumer applications will increase the industry trend toward smaller form factors and advanced tool requirements for slider fabrication.”

Veeco’s data storage products include ion beam etch, ion beam deposition, physical vapor deposition and a family of metrology products including optical profilers and atomic force microscopes.  In November 2003, Veeco completed the acquisition of Advanced Imaging Inc. (Aii), which added lapping technology to Veeco’s portfolio.  Now, with MTI, Veeco will offer a complete end-to-end slider solution, furthering its strategy to provide “one stop shopping” solutions to the data storage industry.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

About MTI

MTI is a leading supplier of advanced slicing and dicing systems for the manufacture of advanced GMR heads, selling to the world’s leading hard disk drive suppliers.  MTI has an installed base of over 500 systems worldwide.   Key MTI products include the MSS-816 Gang Slicing System, a state-of-the-art, highly accurate and reliable slicing machine, and the NSS-612 and NSX-250 slicing machines.  Additional information on MTI can be found at http://www.mtionline.com.

To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of Veeco’s products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets, risks associated with the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

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